PROMISSORY NOTE

PROMISSORY NOTE

$1,000,000.00

____

1. For value received, Investment.com Collection LLC, a Delaware limited liability company ("Maker") promises to pay to Chris Sasso ("Payee"), on order, at the address 1111 Brickell Avenue 10th Floor, Miami, FL 33131, the principal sum of one million dollars ($1,000,000.00), together with interest at the rate hereinafter provided for on the unpaid principal balance of this note from time to time outstanding until paid in full.

2. Interest shall accrue on the unpaid and outstanding principal balance of this note commencing on the date hereof and continuing until repayment of this note in full at a rate per annum equal to the minimum Applicable Federal Rate ("AFR") as published by the IRS on a month-to-month basis. The principal and all interest accrued shall be due and payable in full on written demand by Maker. The AFR period shall be calculated at the time of the written demand, from the date of this note to the date of the written demand.

3. Payee agrees to provide at least 30 days written notice to Maker before making written demand for the payment of this note in accordance with paragraph 2; however, the Maker may waive this notice period in writing.

4. Maker shall make all payments hereunder to Payee in lawful money of the United States and in immediately available funds. All payments under this note shall be made unconditionally, indefeasibly and in full without deduction, setoff, recoupment, counterclaim, or other defense, all of which are hereby waived to the maximum extent permitted by applicable law. If the Maker has any claim, recoupment, setoff, defense or other right to the contrary, Maker shall notify Payee in writing immediately. Maker hereby represents and warrants that it presently has no such claims, recoupments, setoffs, defenses or other such rights.

5. The maturity of this note may be accelerated by Payee in the event Maker is in breach or default of any of the terms, conditions or covenants of any other agreement between Maker and the Payee or any of Payee's affiliates. Should default be made in payment of any installment when due hereunder the whole sum of principal and interest shall become immediately due and payable at the option of the holder of this note.

6. Maker waives presentment, demand, notice of demand, protest, notice of protest or notice of nonpayment in connection with the delivery, acceptance, performance, default or enforcement of this note or of any document or instrument evidencing any security for payment of this note.

7. Failure at any time to exercise any of the rights of Payee hereunder shall not constitute a waiver of such rights and shall not be a bar to exercise of any of such rights at a later date. In the event of commencement of suit to enforce payment of this note, the prevailing party shall be entitled to receive the costs of collection including reasonable attorneys' fees and court costs.

8. Nothing contained in this note shall be deemed to require the payment of interest or other charges by Maker or any other person in excess of the amount which the Payee may lawfully charge under the applicable usury laws. In the event that Payee shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall be credited against the principal balance of this note then outstanding, and any excess shall be returned to Maker.

9. This note shall be construed in accordance with and governed by the laws of the State of Delaware without regard to any conflict of law principles. The federal and state courts of the State of Delaware shall have sole and exclusive jurisdiction over any dispute arising from this note.

10. Maker agrees that its liability hereunder shall be binding upon its successors and assigns; provided, however that Maker may not assign or transfer its obligation hereunder without the prior written consent of Payee. This note may be assigned by Payee without the consent of Maker.

11. Any notice that must be given to Maker under this promissory note shall be given by hand delivery or by certified mail addressed to Maker at 1209 Orange Street, Wilmington, DE 19081. Notice shall be delivered or mailed to Maker at a different address only after Maker gives the Payee written notice of the different address.

12. If any provision of this note shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this note, but this note shall be construed as if this note had never contained the invalid or unenforceable provision.

13. This note contains the entire understanding of the parties with respect to the subject matter hereof and includes all of the oral and written agreements, representations, and arrangements between the parties with respect to the obligations to be incurred by the Maker herein, and no other representations or warranties are made or implied except as expressly set forth in this note. This note may not be changed or amended orally, but only by an agreement in writing, signed by an authorized representative of the party against whom enforcement is sought.

IN WITNESS WHEREOF, the undersigned has caused this promissory note to be duly executed as of the date first written below.

Dated: 12/21/22

Investment.com Collection LLC

By: [signature]

Title: Managing Member